Methode Electronics, Inc. Reports Fiscal 2009 Fourth-Quarter and Full-Year Results

Impairment and Restructuring Charges Impact Fourth-Quarter and Full-Year Results

CHICAGO, IL -- (Marketwire - July 02, 2009) - Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, today announced operating results for the fiscal-year 2009 fourth quarter and year ended May 2, 2009. Due to the timing of the Company's fiscal calendar, the 12 months ended May 2, 2009, represent 52 weeks of results, while the 12 months ended May 3, 2008, represent 53 weeks of results.

Fourth-Quarter Fiscal Year 2009

Methode's fourth-quarter fiscal year 2009 net sales decreased $65.4 million, or 42.4 percent, to $89.0 million from $154.4 million in the fourth quarter of fiscal year 2008. Net income decreased $105.5 million to a loss of $92.6 million, or $2.50 per share, in the fourth quarter of fiscal year 2009 compared to income of $12.9 million, or $0.34 per share, in the same period of fiscal year 2008.

The decrease in net income in the fiscal-year 2009 fourth quarter is due to an impairment of goodwill and intangible assets charge of $61.7 million ($1.99 per share after tax), restructuring charges of $10.3 million ($0.41 per share after tax), and lower sales attributable to the continuing softness of the global economic environment, especially the effect on the North American automotive market, as compared to the fiscal-year 2008 fourth quarter, which had restructuring charges of $4.7 million ($0.08 per share after tax). Excluding the restructuring and impairment of goodwill and intangible assets charges, Methode's net loss was $3.6 million, or $0.10 per share, in the fourth-quarter fiscal year 2009 compared to net income of $15.7 million, or $0.42 per share, excluding restructuring charges, in the same period of fiscal year 2008.

Based on Methode's reduced market capitalization and general business declines in the last half of fiscal year 2009, the Company performed goodwill impairment tests in accordance with generally accepted accounting principles as of May 2, 2009. As a result, it was determined that the fair value of the net assets of certain reporting units was less than the carrying value. Therefore, a goodwill impairment charge was recorded for $45.1 million in the fourth quarter of fiscal year 2009. Also, in accordance with generally accepted accounting principles, the Company determined that certain identifiable intangible assets were impaired based on the Company's future estimates of the undiscounted cash flows, which resulted in an impairment charge of $16.6 million in the fourth quarter of fiscal year 2009.

In the fourth quarter of fiscal year 2009, Automotive segment net sales were negatively impacted by the continuing softness of the global economic environment, especially the effect on the North American automotive industry, and by negligible Chrysler sales volumes as compared to the prior period due to the Company's decision to exit the Chrysler business. The transfer of the Chrysler product was substantially completed during the second quarter of fiscal year 2009. Additionally, as a result of the Company's agreement with Ford Motor Company to transfer all production at Methode's Reynosa, Mexico, facility to another supplier, the Company's sales to Ford were further reduced in the fourth quarter of fiscal 2009. Methode expects to complete the transfer of this Ford business by August 2009.

In January 2008, Methode announced a restructuring of its U.S.-based automotive operations and the decision to discontinue producing certain legacy products in the Interconnect segment. In March 2009, Methode announced several additional restructuring actions to further reduce its exposure to the North American automotive industry, and to reduce costs by consolidating facilities and migrating manufacturing to lower cost regions. The Company expects to complete these restructuring activities by the end of the 2010 fiscal year and estimates that it will record pre-tax charges in fiscal year 2010 of between $9.2 million and $19.2 million.

Consolidated cost of products sold decreased $32.4 million, or 28.1 percent, to $82.7 million in the fiscal-year 2009 fourth quarter, compared to $115.1 million in the same period of fiscal year 2008. The decrease is due to lower sales volumes. Cost of products sold as a percentage of sales was 92.9 percent and 74.6 percent in the fourth-quarter fiscal years 2009 and 2008, respectively. The increase in cost of products sold as a percentage of net sales in the current period is the result of manufacturing inefficiencies caused by the significant drop in sales experienced in the last half of fiscal year 2009.

Selling and administrative expenses decreased $3.0 million, or 18.8 percent, to $13.0 million for the fourth-quarter fiscal year 2009, compared to $16.0 million in the prior-year period. The decrease relates to lower performance-based compensation expense and commission expense as a result of lower sales and earnings. Due to the significant drop in sales experienced in the last half of fiscal year 2009, selling and administrative expenses as a percentage of sales increased to 14.6 percent in the fourth-quarter fiscal year 2009, compared to 10.4 percent in the same period of fiscal year 2008.

Fiscal Year 2009 Results

For the year ended May 2, 2009, net sales decreased $125.5 million, or 22.8 percent, to $425.6 million from $551.1 million for the year ended May 3, 2008. Net income decreased $152.3 million to a loss of $112.5 million, or $3.05 per share, in fiscal year 2009 compared to income of $39.8 million, or $1.06 per share, in fiscal year 2008.

The decrease in net income is due mainly to an impairment of goodwill and intangible assets charge of $94.4 million ($2.54 per share after tax), restructuring charges of $25.3 million ($0.68 per share after tax), and lower sales attributable to the softening of the global economic environment in fiscal year 2009. Fiscal year 2008 results included restructuring charges of $5.2 million ($0.08 per share after tax). Excluding the restructuring and impairment of goodwill and intangible asset charges, Methode achieved net income of $6.4 million, or $0.17 per share, in fiscal year 2009 compared to $42.9 million, or $1.14 per share, excluding restructuring charges, in fiscal year 2008.

In fiscal year 2009, net sales were negatively impacted by the softening of the global economic environment, especially the effect on the North American automotive industry, and by planned lower Chrysler and Ford sales volumes in the Automotive segment.

Consolidated cost of products sold decreased $72.0 million, or 16.8 percent, to $356.4 million in fiscal year 2009, compared to $428.4 million in fiscal year 2008. The decrease is due to lower sales volumes. Cost of products sold as a percentage of sales was 83.7 percent and 77.7 percent in fiscal years 2009 and 2008, respectively. The increase in cost of products sold as a percentage of net sales in the current period is the result of manufacturing inefficiencies caused by the significant drop in sales experienced in the last half of fiscal year 2009.

Selling and administrative expenses decreased $4.0 million, or 6.5 percent, to $57.5 million for the fiscal year ended May 2, 2009, from $61.5 million for the fiscal year ended May 3, 2008. Selling and administrative expense was favorably impacted by lower performance-based compensation expense and commission expense in fiscal year 2009 compared to fiscal year 2008. These were partially offset by higher amortization expense from the Hetronic, VEP and TouchSensor acquisitions. As a percentage of sales, selling and administrative expenses increased to 13.5 percent in fiscal year 2009, compared to 11.2 percent in fiscal year 2008 as a result of the significant drop in sales experienced in the last half of fiscal year 2009.

For fiscal year 2009, the income tax provision was an expense of $1.7 million compared with an expense of $9.7 million in fiscal year 2008. In fiscal year 2009, the impairment of assets, restructuring charges and slowing of business resulted in a loss before income taxes generating a tax benefit. Offsetting this tax benefit, in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the Company recorded a valuation allowance due to the uncertainty of the future utilization of the tax benefit. The valuation allowance was recorded in the fourth quarter of fiscal 2009, resulting in an income tax expense of $14.0 million compared to $2.7 million in the same period of fiscal year 2008.

Management Comments

President and Chief Executive Officer Donald W. Duda said, "Accounting rules mandated that goodwill and certain identifiable intangible assets of Methode were impaired. Notwithstanding these charges, we believe Methode's businesses are viable and well positioned to rebound when the economy improves. During fiscal year 2009, we aggressively restructured and strengthened Methode's global manufacturing footprint to lower our breakeven point. Through these actions, we have significantly reduced the Company's cost structure and cash flow needs going forward. We also continued the acceleration of our strategy to substantially exit the legacy North American auto business and expect to reduce our overall automotive sales to approximately 40 percent of total revenues by the end of fiscal 2011. These actions, along with the additional restructuring actions taken throughout fiscal years 2008 and 2009, will see us through these difficult times and will allow us to come out of this downturn a leaner and stronger company. Furthermore, Methode's margin and profit potential should benefit considerably from our restructuring initiatives when the economy returns to normalized levels.

"In addition, Methode's balance sheet remains strong, and we have good liquidity. We ended the year with $54.0 million in cash, no debt and a $75 million revolving credit facility. Additionally, we generated $43.2 million in cash from operating activities in fiscal year 2009, allowing us to repurchase approximately 670,000 shares of our common stock, while paying an aggregate of 26 cents per share in dividends for the fiscal year."

Mr. Duda concluded, "Our strategy remains unchanged, with our focus on providing user interfaces, sensors and power solutions, and accelerating the introduction of new products utilizing our advanced manufacturing capabilities. In fiscal 2010, we expect to solidify our existing market positions and increase our prominence in new markets to advance future results."

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today. To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) and provide passcode 326370 at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon. A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 9 by dialing (877) 660-6853 (domestic) or (201) 612-7415 and providing pass code 326370. On the Internet, a replay will be available for seven days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, the United Kingdom, Germany, the Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers within the automotive industry; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses; (4) ability to protect our intellectual property; (5) customary risks related to conducting global operations; (6) ability to successfully benefit from acquisitions; (7) ability to keep pace with rapid technological changes; (8) ability to avoid design or manufacturing defects; (9) dependence on the availability and price of raw materials; (10) oil prices could affect our automotive customers future results; (11) incurrence of additional restructuring charges, goodwill and other asset impairments.

                        Methode Electronics, Inc.
                          Financial Highlights
           (In thousands, except per share data, unaudited)

                                 Three Months Ended     Fiscal Year Ended
                                  May 2,     May 3,     May 2,     May 3,
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------

Net sales                       $  89,045  $ 154,360  $ 425,644  $ 551,073
Other income                          759        893      3,202      1,879
Cost of products sold              82,739    115,088    356,496    428,355
Restructuring                      10,281      4,709     25,278      5,159
Impairment of goodwill and
 other assets                      61,696      1,472     94,374      1,472
Selling and administrative
 expenses                          13,035     15,999     57,471     61,550
Amortization of intangibles         1,524      1,786      6,933      6,013
Income/(loss) from operations     (79,471)    16,199   (111,706)    50,403
Interest, net                         167        625      1,382      2,324
Other, net                            746     (1,166)      (479)    (3,250)
Income/(loss) before income
 taxes                            (78,558)    15,658   (110,803)    49,477
Income taxes                       13,994      2,739      1,680      9,723
Net income/(loss)                 (92,552)    12,919   (112,483)    39,754
Basic earnings/(loss) per
 common share                   ($   2.50) $    0.35  ($   3.05) $    1.07
Diluted earnings/(loss) per
 common share                   ($   2.50) $    0.34  ($   3.05) $    1.06
Average Number of Common Shares
 Outstanding:
  Basic                            36,598     37,108     36,879     37,069
  Diluted                          36,598     37,365     36,879     37,493

                        Methode Electronics, Inc.
                          Summary Balance Sheet
                              (In thousands)

                                                         May 2,    May 3,
                                                          2009      2008
                                                        --------- ---------

Cash                                                    $  54,030 $ 104,305
Accounts receivable - net                                  60,406    85,805
Inventories                                                40,426    55,949
Other current assets                                       26,384    14,758
                                                        --------- ---------
Total Current Assets                                      181,246   260,817

Property, plant and equipment - net                        69,917    90,280
Goodwill - net                                             11,771    54,476
Intangible assets - net                                    20,501    41,282
Other assets                                               21,853    23,365
                                                        --------- ---------
Total Assets                                            $ 305,288 $ 470,220
                                                        ========= =========

Accounts payable                                        $  24,495 $  42,810
Other current liabilities                                  29,023    33,902
                                                        --------- ---------
Total Current Liabilities                                  53,518    76,712

Other liabilities                                          19,994    20,723
Shareholders' equity                                      231,776   372,785
                                                        --------- ---------
Total Liabilities and Shareholders' Equity              $ 305,288 $ 470,220
                                                        ========= =========

                        Methode Electronics, Inc.
                      Summary Statement of Cash Flow
                              (In thousands)

                                                      Fiscal Year Ended
                                                      May 2,      May 3,
                                                       2009        2008
                                                    ----------  ----------
Operating Activities:
  Net income                                        $ (112,483) $   39,754
  Provision for depreciation                            30,103      22,146
  Impairment of tangible assets                         10,313       1,472
  Impairment of goodwill and intangible assets          94,374           -
  Amortization of intangibles                            6,933       6,013
  Amortization of stock awards and stock options          (553)      3,359
  Changes in operating assets and liabilities            6,347       6,821
  Other                                                  8,134      (2,544)
                                                    ----------  ----------
Net Cash Provided by Operating Activities               43,168      77,021

Investing Activities:
  Purchases of property, plant and equipment           (17,064)    (20,018)
  Proceeds from sale of building and equipment               -       1,706
  Acquisitions of businesses and technology            (59,044)     (9,647)
  Joint venture dividend                                     -      (1,000)
  Other                                                    (14)        (27)
                                                    ----------  ----------
Net Cash Used in Investing Activities                  (76,122)    (28,986)

Financing Activities:
  Repurchase of common stock                            (5,252)     (1,249)
  Proceeds from exercise of stock options                  113       1,298
  Tax benefit from stock options and awards               (209)        383
  Dividends                                             (9,778)     (7,575)
                                                    ----------  ----------
Net Cash Used in Financing Activities                  (15,126)     (7,143)

Effect of foreign exchange rate changes on cash         (2,195)      3,322
                                                    ----------  ----------

Increase/Decrease in Cash and Cash Equivalents         (50,275)     44,214

Cash and Cash Equivalents at Beginning of Period       104,305      60,091
                                                    ----------  ----------

Cash and Cash Equivalents at End of Period          $   54,030  $  104,305
                                                    ==========  ==========

For Methode Electronics, Inc. - Investor Contacts:
Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com

Kristine Walczak
Dresner Corporate Services
312-780-7205
kwalczak@dresnerco.com